Exhibit 8.2

111 N. Sixth Street

P.O. Box 679

Reading, PA 19603

(610) 478-2000

www.stevenslee.com

February 20, 2025

Board of Directors

Penns Woods Bancorp, Inc.

300 Market Street

P.O. Box 967

Williamsport, PA 17703-0967

Re:	Merger of Penns Woods Bancorp, Inc. with and into Northwest Bancshares, Inc.

Gentlemen and Ladies:

We have been requested to provide this opinion concerning matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which Penns Woods Bancorp, Inc., a Pennsylvania corporation (“Penns Woods”), will merge with and into Northwest Bancshares, Inc., a Maryland corporation (“Northwest”). The Merger is further described in and will be in accordance with the Form S-4 Registration Statement filed by Northwest (the “S-4 Registration Statement”), and related exhibits thereto, including the Agreement and Plan of Merger, dated as of December 16, 2024, between Northwest and Penns Woods (the “Merger Agreement”). This opinion is being provided solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

The Merger is structured, and will be completed, as a statutory merger of Penns Woods with and into Northwest, with Northwest surviving the Merger, for the consideration payable to Penns Woods shareholders as described in Article III of the Merger Agreement, all pursuant to the applicable corporate laws of the Commonwealth of Pennsylvania and the State of Maryland.

We have acted as counsel to Penns Woods in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1. the S-4 Registration Statement;

2. the Merger Agreement;

3. the Penns Woods and Northwest Certificates of Representations supplied to us; and

4. such other instruments and documents related to Northwest, Penns Woods and their affiliated companies as we have deemed necessary or appropriate.

Allentown • Bergen County • Bala Cynwyd • Fort Lauderdale • Harrisburg • Lancaster • New York

Philadelphia • Princeton • Reading • Rochester • Scranton • Valley Forge • Wilkes-Barre • Wilmington

A PROFESSIONAL CORPORATION

Penns Woods Bancorp, Inc.

February 20, 2025

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time, as defined in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2. any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

3. the Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the Commonwealth of Pennsylvania and the State of Maryland and such other laws as may be applicable to the Merger; and

4. at all times prior to and including the Effective Time, (i) no outstanding indebtedness of Penns Woods has represented or will represent equity for tax purposes; and (ii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents the right to acquire Penns Woods capital stock constitutes or will constitute “stock” for purposes of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that, under current law, the Merger will constitute a “reorganization” within the meaning of Code Section 368(a)(1)(A).

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (“Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be

Penns Woods Bancorp, Inc.

February 20, 2025

inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

As stated above, this opinion is being delivered to the Board of Directors of Penns Woods solely for the purpose of being included as an exhibit to the S-4 Registration Statement. We consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Stevens & Lee, P.C.

STEVENS & LEE, P. C.